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                                                                EXHIBIT 99(8)(b)

                              FIRST AMERICAN FUNDS
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                SUMMARY OF TERMS
                             [Amended February 2005]

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ELIGIBILITY                       -    All directors of the First American Fund family that are not employees of U.S. Bancorp

ACCOUNT CREDITS                   -    Credits are equal to the amount of annual retainer and meeting fees that the Director elects to defer into the plan

ENROLLMENT                        -    Written election must be made before first day of the calendar year affected

                                  -    Enrollment elections remain in effect until the end of the year in which the Director revokes or modifies the election

                                  -    Investment elections may be changed at any time, but no more frequently than once every
                                       90 days.

MINIMUM ELECTION                  -    Directors must elect to defer at least $10,000 into the plan in any year in which the
                                       Director elects to participate

ACCOUNT ADJUSTED VALUE            -    Account value is adjusted as if invested (in 10% increments) in selected menu of open-end
                                       First American Funds designated by the Director

                                  -    Each investment election applies to future contributions and existing Account balances

                                  -    Accounts are rebalanced when a new investment election is made. In addition, if no new investment election is made for the start of a year, existing Account is rebalanced to the most recent prior election.

VESTING                           -    All amounts are 100% vested

FORM OF DISTRIBUTION              -    Cash

                                  -    Three forms are available:
                                          -    Five substantially equal annual installments
                                          -    Ten substantially equal annual installments
                                          -    Single lump sum

                                  -    Changes in the form of distribution previously elected are subject to certain limitations set forth in the Plan.

WHEN DISTRIBUTIONS COMMENCE       -    As soon as administratively feasible following the earliest of:
                                          -    The Director's death
                                          -    The Director's removal or resignation from the Board
                                          -    Termination of the Plan (if consistent with then-current tax law interpretations)
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INCOME DEFERRAL                     -    Tax is deferred until distribution is
                                         available

                                    -    Distributions are ordinary income

OBLIGATION OF THE COMPANY           -    Accounts under the plan are obligations of
                                         the Funds

ASSIGNMENT                          -    Account cannot be assigned or pledged

BENEFICIARIES                       -    Director may designate beneficiaries to
                                         receive Account after death

ADMINISTRATION                      -    Administered by U.S. Bancorp Asset
                                         Management, Inc.
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